Exhibit 2.3

State of Delaware

Secretary of State

Division of Corporations

Delivered 02:08 PM 11/03/2021

FILED 02:08 PM 11/03/2021

SR 20213694340 - File Number 7771001

CERTIFICATE OF AMENDMENT

CERTIFICATE OF INCORPORATION

FOR

FLOWER TURBINES, INC.

a Delaware corporation

The undersigned, Dr. Mark Daniel Farb, hereby certifies as follows:

1.        He is the duly elected, qualified and acting Chief Executive Officer of Flower Turbines, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation'').

2.        The first paragraph of Article IV of the Certificate of Incorporation of this Corporation is hereby amended to read as follows:

“This corporation is authorized to issue only one class of shares of stock designated as common stock; and the total number of shares which this corporation is authorized to issue is Twenty Million (20,000,000), par value $0.0001 per share.

Simultaneously with the effective date of this Certificate of Amendment, each one (1) share of common stock issued and outstanding immediately prior to the effective date of the filing of this Certificate of Amendment is hereby split, converted, reclassified and changed into ten (10) fully paid and nonassessable shares of common stock of the Company, and each holder of record of a certificate for each one (1) share of common stock as of the close of business on the effective date of the filing of this Certificate of Amendment shall be entitled to receive, as soon as practicable, upon surrender of such certificate, a certificate or certificates representing ten (10) shares of common stock for each one (1) share of common stock represented by the certificate of such holder. Until such time as the certificates representing the common stock to be split pursuant hereto shall have been surrendered, the certificates representing the common stock shall represent the shares of common stock issuable upon the stock split of such common stock.”

3.       The amendment set forth herein shall become effective on December 31, 2021.

4.       The amendment set forth herein has been duly approved and adopted by the Board of Directors of this Corporation.

5.       The necessary number of issued and outstanding shares of capital stock of the Corporation required by statute was voted in favor of the amendment.

6.        Such amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Flower Turbines, Inc., has caused this certificate to be signed by Dr. Mark Daniel Farb, its Chief Executive Officer, this 1st day of December 2021.

By:	/s/ Mark Daniel Farb
Dr. Mark Daniel Farb
Chief Executive Officer